SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                ----------------

                                  240.13d-102
                                  SCHEDULE 13G

           INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO
                  (S)240.13D-1(b), (c) AND (d) AND AMENDMENTS
                     THERETO FILED PURSUANT TO (S)240.13D-2

                             (Amendment No.    )*
                                           ----

                                  Maxxam, Inc.
                  -------------------------------------------
                               (Name of Issuer)

                                 Common Stock
                  -------------------------------------------
                        (Title of Class of Securities)

                                  577913106
                              ------------------
                                (CUSIP Number)

                                 June 17, 1998
                  -------------------------------------------
            (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

          [ ] Rule 13d-1(b)

          [X] Rule 13d-(c)

          [ ] Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

================================================================================
                                  SCHEDULE 13G
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CUSIP NO. 577913106                                                 Page 2 of 12
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      NAME OF REPORTING PERSON
 1    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      BankAmerica Corporation
--------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [ ]
                                                                (b) [ ]
--------------------------------------------------------------------------------
      SEC USE ONLY
 3
--------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION

 4    Delaware
--------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF            -0-

      SHARES       -------------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
                          169,000
     OWNED BY
                   -------------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING             -0-

      PERSON       -------------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          169,000
--------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

 9    169,000
--------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10
--------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

11    2.0%
--------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*

12    HC
--------------------------------------------------------------------------------
                     *SEE INSTRUCTION BEFORE FILLING OUT!

================================================================================
                                  SCHEDULE 13G
--------------------------------------------------------------------------------
CUSIP NO. 577913106                                                 Page 3 of 12
--------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      Robertson Stephens Investment Management Co.
-------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [ ]
                                                                (b) [ ]
--------------------------------------------------------------------------------
      SEC USE ONLY
 3
--------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      California
--------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF            -0-

      SHARES       -------------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
                          169,000
     OWNED BY
                   -------------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING             -0-

      PERSON       -------------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          169,000
--------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

 9    169,000
--------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

10                                                                  [ ]
--------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
11    2.0%
--------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12    HC
--------------------------------------------------------------------------------
                     *SEE INSTRUCTION BEFORE FILLING OUT!

================================================================================
                                  SCHEDULE 13G
--------------------------------------------------------------------------------
CUSIP NO. 577913106                                                 Page 4 of 12
--------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      Robertson, Stephens & Company Investment Management, L.P.
-------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [ ]
                                                                (b) [ ]
--------------------------------------------------------------------------------
      SEC USE ONLY
 3
--------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      California
--------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF            -0-

      SHARES       -------------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
                          169,000
     OWNED BY
                   -------------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING             -0-

      PERSON       -------------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          169,000
--------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

 9    169,000
--------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

10                                                                  [ ]
--------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
11    2.0%
--------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12    IA
--------------------------------------------------------------------------------
                     *SEE INSTRUCTION BEFORE FILLING OUT!

================================================================================
                                  SCHEDULE 13G
--------------------------------------------------------------------------------
CUSIP NO. 577913106                                                 Page 5 of 12
--------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      Bayview Holdings, Inc.
-------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [ ]
                                                                (b) [ ]
--------------------------------------------------------------------------------
      SEC USE ONLY
 3
--------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      Delaware
--------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF            -0-

      SHARES       -------------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
                          -0-
     OWNED BY
                   -------------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING             -0-

      PERSON       -------------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          -0-
--------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

 9    -0-
--------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

10                                                                  [ ]
--------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
11    0%
--------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12    HC
--------------------------------------------------------------------------------
                     *SEE INSTRUCTION BEFORE FILLING OUT!

================================================================================
                                  SCHEDULE 13G
--------------------------------------------------------------------------------
CUSIP NO. 577913106                                                 Page 6 of 12
--------------------------------------------------------------------------------

Item 1  (a)  Name of Issuer:                   Maxxam, Inc.

        (b)  Address of Issuer's               5847 San Felipe, Suite 2600
             Principal Executive               Houston, Texas  77057
                Offices:


Item 2  (a)  Names of Person Filing:           BankAmerica Corporation ("BAC")
                                               Robertson Stephens Investment
                                                  Management Co. ("Robertson
                                                  Parent")
                                               Robertson, Stephens & Company
                                                  Investment Management, L.P.
                                                  ("Investment Adviser")
                                               Bayview Holdings, Inc.
                                                  ("Bayview Holdings")

        (b)  Address of Principal              See Annex I
             Business Offices:

        (c)  Citizenship:                      See Annex I

        (d)  Title of Class of                 Common Stock
             Securities:

        (e)  CUSIP Number:                      577913106


Item 3  If this  statement is filed  pursuant to Rules  13d-1(b) or 13d-2(b) or
        (c), check whether the person filing is a:

        (a) [ ] Broker or Dealer registered under Section 15 of the Act (15 U.S.C. 78o)

        (b) [ ]  Bank as defined in Section  3(a)(6) of the Act (15 U.S.C. 78c)

        (c) [ ] Insurance Company as defined in Section 3(a)(19) of the Act (15 U.S.C. 78c)

        (d) [ ] Investment Company registered under Section 8 of the Investment Company Act (15 U.S.C. 80a-8)

        (e) [ ]  An investment adviser in accordance with (S)240.13d-1(b)
                 (1)(ii)(E)

        (f) [ ]  An employee benefit plan or endowment  fund in accordance with
                 (S)240.13d-1(b)(1)(ii)(F)

        (g) [ ]  A parent holding company or control person in accordance with
                 (S)240.13d-1(b)(ii)(G) (Note: See Item 7)

        (h) [ ] A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813)

        (i) [ ] A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3)

        (j)  [_] Group, in accordance with (S)240.13d-1(b)(1)(ii)(J)


   If this statement is filed pursuant to (S)240.13d-1c), check this box. [X]

================================================================================
                                  SCHEDULE 13G
--------------------------------------------------------------------------------
CUSIP NO. 577913106                                                 Page 7 of 12
--------------------------------------------------------------------------------

Item 4  Ownership*

        (a) Amount Beneficially Owned:

               BAC                                             169,000
               Robertson Parent                                169,000
               Investment Adviser                              169,000
               Bayview Holdings                                      0

        (b) Percent of Class:
                BAC                                               2.0%
                Robertson Parent                                  2.0%
                Investment Adviser                                2.0%
                Bayview Holdings                                    0%

        (c) Number of shares as to which the person has:

                (i)   sole power to vote or to direct the vote:

                         BAC                                   0
                         Robertson Parent                      0
                         Investment Adviser                    0
                         Bayview Holdings                      0

                (ii)  shared  power  to  vote or to  direct  the
                      vote:
                         BAC                                   169,000
                         Robertson Parent                      169,000
                         Investment Adviser                    169,000
                         Bayview Holdings                            0

                (iii) sole power to dispose or to direct the
                      disposition of:

                          BAC                                  0
                          Robertson Parent                     0
                          Investment Adviser                   0
                          Bayview Holdings                     0

                 (iv) shared  power to  dispose or to direct the
                      disposition of:

                          BAC                                  169,000
                          Robertson Parent                     169,000
                          Investment Adviser                   169,000
                          Bayview Holdings                           0


__________________
 * By virtue of the corporate relationships between Reporting Persons as described in Item 7, BAC (the parent company) may be deemed to possess indirect beneficial ownership of shares beneficially owned directly by its subsidiaries. Similarly, higher tier BAC subsidiaries may be deemed to possess indirect beneficial ownership of shares beneficially owned directly by lower tier BAC subsidiaries. The power to vote and to dispose of shares may be deemed to be shared between entities due to their corporate relationships.

================================================================================
                                  SCHEDULE 13G
--------------------------------------------------------------------------------
CUSIP NO. 577913106                                                 Page 8 of 12
--------------------------------------------------------------------------------

Item 5  Ownership of Five Percent or Less of a Class.

        If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [X].

Item 6  Ownership of More than Five Percent on Behalf of Another Person.

        Not Applicable.


Item 7 Identification and Classification of the Subsidiaries Which Acquired the Security Being Reported on by the Parent Holding Company.

        See Annex I.


Item 8  Identification and Classification of Members of the Group.

        Not Applicable.

Item 9  Notice of Dissolution of Group.

        Not Applicable.

Item 10 Certification.

        By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect. (13d-1(b)).

        By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect. (13d-1(c)).

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                                  SCHEDULE 13G
--------------------------------------------------------------------------------
CUSIP NO. 577913106                                                 Page 9 of 12
--------------------------------------------------------------------------------

SIGNATURE
----------

     After reasonable inquiry and to the best of my knowledge and belief, the undersigned certify that the information set forth in this statement is true, complete and correct.

Dated:  July 17, 1998



                     BANKAMERICA CORPORATION*

                     ROBERTSON STEPHENS INVESTMENT MANAGEMENT CO.*

                     ROBERTSON, STEPHENS & COMPANY INVESTMENT MANAGEMENT, L.P. *

                     BAYVIEW HOLDINGS, INC.*




                     *By: /s/ VENRICE R. PALMER
                     --------------------------
                      Venrice R. Palmer
                      Senior Counsel of
                      Bank of America National Trust and Savings Association and Authorized Attorney-in-Fact (signing resolutions and powers of attorney are incorporated by reference to
                      Schedule 13G Amendment #2 relating to Anaren Mircrowave, Inc.)

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                                  SCHEDULE 13G
--------------------------------------------------------------------------------
CUSIP NO. 577913106                                                Page 10 of 12
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                                   EXHIBIT A
                                   ---------

                             JOINT FILING AGREEMENT
                             ----------------------


     The undersigned hereby agree that they are filing this statement jointly pursuant to Rule 13d-1(f)(1). Each of them is responsible for the timely filing of such Schedule 13G and any amendments thereto, and for the completeness and accuracy of the information concerning such person contained therein; but none of them is responsible for the completeness or accuracy of the information concerning the other persons making the filing, unless such person knows or has reason to believe that such information is inaccurate.

Date:  July 17, 1998

       BANKAMERICA CORPORATION*

       ROBERTSON STEPHENS INVESTMENT MANAGEMENT CO.*

       ROBERTSON, STEPHENS & COMPANY INVESTMENT MANAGEMENT, L.P.*

       BAYVIEW HOLDINGS, INC.*



*By:   /s/ VENRICE R. PALMER
       ---------------------
       Venrice R. Palmer
       Senior Counsel of
       Bank of America  National  Trust and Savings  Association  and Authorized
       Attorney-in-Fact   (signing   resolutions  and  powers  of  attorney  are
       incorporated by reference to Schedule 13G Amendment #2 relating to Anaren Mircrowave, Inc.)

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                                  SCHEDULE 13G
--------------------------------------------------------------------------------
CUSIP NO. 577913106                                                Page 11 of 12
--------------------------------------------------------------------------------

                                    ANNEX I


     This Annex identifies certain entities which may be filing parties of the attached Schedule or which may be referred to in the filing.

Registered Investment Companies
-------------------------------

     Each of the following entities is a series of Robertson Stephens Investment Trust, a Massachusetts business trust. The investment adviser for each of such entities is Robertson, Stephens & Company Investment Management, L.P. Each is an investment company registered under the Investment Company Act of 1940, with principal office and principal place of business at 555 California Street, Suite 2600, San Francisco, CA 94104:

     The Contrarian Fund ("Contrarian")
     The Robertson Stephens Developing Countries Fund ("Developing Countries") The Robertson Stephens Diversified Growth Fund ("Diversified Growth")
     The Robertson Stephens Emerging Growth Fund ("Emerging Growth")
     The Robertson Stephens Growth & Income Fund ("Growth & Income")
     The Information Age Fund (TM) ("Information Age")
     The Robertson Stephens Global Natural Resources Fund ("Natural "Resources") The Robertson Stephens Global Value Fund ("Global Value")
     The Robertson Stephens MicroCap Growth Fund ('Micro-Cap Growth")
     The Robertson Stephens Partners Fund ("Partners")
     The Robertson Stephens Value + Growth Fund ("Value + Growth")

Other Entities
--------------

     The principal office and principal place of business of the following entities is 555 California Street, Suite 2600, San Francisco, CA 94104:


   I. (a) BankAmerica Corporation ("BAC") Bank is a Delaware corporation. It wholly owns Robertson Parent.

       (b) registered bank holding company

  II. (a) Bayview Holdings, Inc. ("Bayview Holdings") is a Delaware corpora-tion. Bayview Holdings a wholly owned subsidiary of Robertson Parent. It is managing member of Private Equity Group.

       (b) holding company

III.  (a) Bayview Investors, Ltd. ("Bayview") is a California limited partner-
           ship.

       (b) investments in securities

  IV. (a) The Robertson Stephens Orphan Fund, L.P. is a California limited partnership. Investment Adviser is the general partner.

       (b) investments in securities

   V. (a) The Robertson Stephens Orphan Offshore Fund, L.P. ("Orphan Offshore") is a Cayman Islands limited partnership. Investment Adviser is the investment adviser.

       (b) investment in securities

  VI. (a) Robertson Stephens Investment Management Co. ("Robertson Parent") is a Delaware corporation. It is wholly owned by Bank. It owns Bayview Holdings.

       (b) holding company

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                                  SCHEDULE 13G
--------------------------------------------------------------------------------
CUSIP NO. 577913106                                                Page 12 of 12
--------------------------------------------------------------------------------

 VII. (a) Robertson, Stephens & Company Investment Management, L.P. ("Investment Adviser") is a California limited partnership. It is investment adviser to the Registered Investment Companies and Orphan Offshore and General partner of Orphan and Emerging Growth Partners.

       (b) registered investment advisor

VIII.  (a) Robertson, Stephens & Company Private Equity Group, L.L.C. ("Private
           Equity Group") is a Delaware limited liability company. It is general partner of Bayview and Bayview VI. Bayview Holdings is managing member of Private Equity Group.

       (b) holding company

  IX. (a) Bayview Investors, Ltd. ("Bayview") is a California limited partner-ship.

       (b) investments in securities

   X. (a) Bayview Investors VI, L.P. ("Bayview VI") is a California limited partnership. It is general partner of Emerging Growth Partners, L.P. ("Emerging Growth Partners"). Private Equity Group is its general partner.

       (b) investments in securities

  XI. (a) Robertson Stephens Emerging Growth Partners, L.P. is a California limited partnership. Bayview VI and Investment Adviser are its general partners.

       (b) investments in securities